SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             FORT JAMES CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                               [FORT JAMES LOGO]




                                 March 16, 1998




          Dear Shareholder:

            It is our pleasure to invite you to the Annual Meeting of Shareholders of Fort James Corporation to be held at 10:00 a.m. (Eastern daylight time) on Thursday, April 23, 1998, in The Halsey Family Lecture Hall at The Virginia Historical Society, 428 North Boulevard, Richmond, Virginia. A Notice of this Annual Meeting and a Proxy Statement covering the formal business of the meeting are enclosed, along with the Company's Annual Report to Shareholders for the fiscal year ended December 28, 1997. During the meeting, time will be provided for a review of operations for the past year and items of general interest about the Company.

             It is important that your shares be represented at the meeting whether or not you expect to attend; therefore, please promptly sign, date and return the proxy card in the accompanying postage-paid envelope. Even though you execute this proxy, you may revoke it at any time before it is voted. If you attend the meeting, you will be able to vote in person if you wish to do so, even if you have previously returned your proxy card.

             We look forward to seeing you at the Annual Meeting.


                                      Sincerely,


                                      /s/ MILES L. MARSH
                                      ------------------------

                                      Miles L. Marsh
                                      Chairman and Chief
                                       Executive Officer

                               [FORT JAMES LOGO]




                   Notice of Annual Meeting of Shareholders
                         to be held on April 23, 1998
TO THE SHAREHOLDERS OF
FORT JAMES CORPORATION

     Notice is hereby given that the Annual Meeting of Shareholders of Fort James Corporation (the "Company" or "Fort James") will be held at 10:00 a.m. EDT on Thursday, April 23, 1998, in The Halsey Family Lecture Hall at The Virginia Historical Society, 428 North Boulevard, Richmond, Virginia, for the following purposes:

   1. To elect a Board of Directors consisting of twelve (12) persons to serve for the ensuing year; and

   2. To transact such other business as may properly come before the meeting.


     The close of business on February 23, 1998, has been fixed as the record date to determine the shareholders entitled to vote at the Annual Meeting.

     It is important that your shares be represented and voted. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the enclosed proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 28, 1997, is being mailed to you with this Notice and the Proxy Statement.

   You are cordially invited to attend the meeting.

                                    By order of the Board of Directors,


                                    CLIFFORD A. CUTCHINS, IV
                                    Corporate Secretary


March 16, 1998

                            FORT JAMES CORPORATION

Corporate Headquarters:                Executive Headquarters:
P. O. Box 2218                         P.O. Box 89
Richmond, Virginia 23218               Deerfield, Illinois 60015-0089



                                Proxy Statement


                              GENERAL INFORMATION

     This Proxy Statement, which is being mailed to shareholders on or about March 16, 1998, is furnished in connection with the solicitation by the Board of Directors of Fort James Corporation ("Fort James" or the "Company") of proxies in the form accompanying this Proxy Statement to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. EDT on April 23, 1998, in The Halsey Family Lecture Hall at The Virginia Historical Society, 428 North Boulevard, Richmond, Virginia, and any adjournment thereof.

     Shareholders of record of the Company's common stock, par value $.10 per share ("Common Stock") at the close of business on February 23, 1998, will be entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. As of February 23, 1998, there were 210,258,489 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented to the shareholders.

     The Common Stock represented by each properly executed proxy will be voted in the manner specified by the shareholder. If no specific instruction is received, a proxy, when executed and not revoked, will be voted FOR the election of the nominated directors. Execution of the accompanying proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by submitting written notice of revocation or a new proxy.

     Shares for which the holder has elected to withhold or abstain the proxies' authority to vote, including shares held in street name that are not voted, will count toward a quorum but will have no effect on the action taken.

     The cost of solicitation of proxies will be borne by the Company. Solicitation will be made initially by mail; however, the directors, officers and employees of the Company and its subsidiaries may, without additional compensation, solicit proxies by telephone, other methods of telecommunication or personal interview. The Company intends to engage Georgeson & Co. to solicit proxies from brokers, banks and other institutional holders at an estimated fee of approximately $8,000 plus reimbursable expenses.


                             ELECTION OF DIRECTORS

     The Bylaws of the Company provide for a Board of Directors (the "Board") consisting of fifteen members. All of the directors are standing for re-election except for Mr. Bruce C. Gottwald, Mr. Robert H. Niehaus and Mr. Frank V. Sica. Proxies cannot be voted for a greater number of persons than the twelve nominees named. The Bylaws of the Company will be amended to provide for twelve directors following the Annual Meeting of Shareholders. Each of the directors seeking re-election will serve for a term which will run until the next annual meeting of shareholders or until his or her successor has been elected. Each of the nominees listed has been nominated by the Nominating Committee of the Board and is standing for re-election. Although the Company anticipates that all of the nominees will be able to serve, if at the time of the meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

                            Information on Nominees

                                                                           Director     Business Experience and Directorships
           Name            Age             Principal Occupation              Since            in Other Public Companies
------------------------- ----- ----------------------------------------- ---------- ------------------------------------------
Barbara L. Bowles          50   President, Kenwood Group, Inc., Chi-        1997     Has held present position for more
                                cago, Illinois (investment manage-                   than five years. Director of Black &
                                ment firm)                                           Decker Corporation.

William T. Burgin          54   Partner, Bessemer Venture Partners,         1978     Has held present position for more
                                Wellesley Hills, Massachusetts (ven-                 than five years. Director of Galileo
                                ture capital partnership)                            Corporation and Scudder, Stevens and
                                                                                     Clark mutual funds.

James L. Burke             59   President, Chief Executive Officer and      1997     Has held present position since 1993.
                                a member of the Management Board                     Prior to 1993, served as President and
                                of Southeast Paper Manufacturing Com-                Chief Operating Officer of Garden State
                                pany, Dublin, Georgia                                Paper Company.

Worley H. Clark, Jr.       65   President, W.H. Clark Associates, Ltd.,     1993     Retired from Nalco Chemical Com-
                                Chicago, Illinois (consulting firm)                  pany in 1994 where he served as Chair-
                                                                                     man and Chief Executive Officer. Direc-
                                                                                     tor of NICOR Inc., Merrill Lynch &
                                                                                     Company, Inc., USG Corporation,
                                                                                     Bethlehem Steel Corporation, Ultramar
                                                                                     Diamond Shamrock Corporation and
                                                                                     Millennium Chemicals, Inc.

William T. Comfort, Jr.    60   Chairman, Citicorp Venture Capital,         1978     Has held present position for more
                                Ltd. and Court Square Capital, Ltd.,                 than five years.
                                New York, New York (subsidiaries of
                                Citibank, N.A. and Citicorp)

Gary P. Coughlan           54   Chief Financial Officer and Senior Vice     1996     Has held present position for more
                                President, Finance, Abbott Laborato-                 than five years.
                                ries, Abbott Park, Illinois (diversified
                                health care company)

William V. Daniel          69   Retired Managing Director of Wheat          1969     Retired from Wheat First Union Cor-
                                First Union Corporation, Richmond,                   poration in 1994. Prior to that time,
                                Virginia (investment banking and finan-              served as Managing Director of Wheat
                                cial services)                                       First Union Corporation.

Miles L. Marsh             50   Chairman and Chief Executive Offi-          1995     Has held position of Chief Executive
                                cer of the Company                                   Officer since 1995 and position as Chair-
                                                                                     man since 1996. From 1991 to 1995,
                                                                                     served as Chairman and Chief Execu-
                                                                                     tive Officer of Pet Inc. Director of
                                                                                     GATX Corporation, Whirlpool Cor-
                                                                                     poration and Morgan Stanley, Dean
                                                                                     Witter, Discover & Co.

Robert M. O'Neil           63   Director, The Thomas Jefferson Cen-         1987     Has held present position for more
                                ter for the Protection of Free Expres-               than five years.
                                sion, Charlottesville, Virginia

Michael T. Riordan         47   President and Chief Operating Offi-         1997     Has held present position since August
                                cer of the Company                                   1997. From 1996 to 1997 served as
                                                                                     President and Chief Executive Offi-
                                                                                     cer of Fort Howard Corporation and
                                                                                     in 1997 served as Chairman of the
                                                                                     Board of Fort Howard Corporation.
                                                                                     Prior to that time, from 1992 to 1996,
                                                                                     served as President and Chief Oper-
                                                                                     ating Officer of Fort Howard Corpo-
                                                                                     ration. Director of The Dial Corpora-
                                                                                     tion.

Richard L. Sharp           50   Chairman and Chief Executive Offi-          1996     Has held position as Chief Executive
                                cer, Circuit City Stores, Inc., Rich-                Officer since 1986 and position as Chair-
                                mond, Virginia (consumer electron-                   man of the Board since 1994. Direc-
                                ics company)                                         tor of Circuit City Stores, Inc. and
                                                                                     Flextronics International, Ltd.

                                                                   Director    Business Experience and Directorships
      Name         Age             Principal Occupation             Since            in Other Public Companies
----------------   -----   ------------------------------------   ---------   ---------------------------------------
Anne Marie          51     Partner, McGuire, Woods, Battle &        1994      Has held present position for more
Whittemore (1)             Boothe, L.L.P., Richmond, Virginia                 than five years. Director of Owens &
                           (attorneys-at-law)                                 Minor, Inc., USF&G Corporation,
                                                                              T. Rowe Price Associates, Inc. and
                                                                              Albemarle Corporation.

---------
(1) McGuire, Woods, Battle & Boothe, L.L.P. serves as outside legal counsel to the Company.


Vote Required

     For the election of directors, the twelve nominees receiving the greatest number of affirmative votes cast at the Annual Meeting of Shareholders will be elected.


Board of Directors and Committees

     The Board of Directors met on eleven occasions during 1997, including four meetings held by telephone. All members of the Board, except for Mr. Gottwald, Mr. Niehaus and Mr. Sharp, attended at least seventy-five percent, in the aggregate, of the meetings of the Board and committees on which they served.

     The Audit Committee of the Board, whose members are William V. Daniel (Committee Chairman), William T. Burgin, James L. Burke, Gary P. Coughlan, Bruce C. Gottwald and Robert M. O'Neil, consists of only non-employee directors and met on three occasions during 1997. Throughout the year, the Audit Committee meets periodically with management, members of the Company's internal audit staff and representatives of the Company's independent accountants. The Audit Committee reviews the scope of internal and external audit activities and the results of such audits and is responsible for making the annual recommendation to the Board of Directors for the firm of independent accountants to be retained by the Company.

     The Compensation Committee, whose members are Robert M. O'Neil (Committee Chairman), Barbara L. Bowles, William T. Burgin, Worley H. Clark, Jr., William
V. Daniel and Richard L. Sharp, consists of only non-employee directors. The Compensation Committee met on seven occasions during 1997 and is responsible for recommending the salaries and compensation programs for executive officers to the Board of Directors. This committee is also responsible for administering the Company's Management Incentive Plan, its stock incentive plan and other benefit programs. None of the members of the Compensation Committee are entitled to participate in any of the Company's employee benefit plans.

     The Executive Committee, whose members are Miles L. Marsh (Committee Chairman), Worley H. Clark, Jr., William T. Comfort, Jr., William V. Daniel and Robert M. O'Neil, can exercise most of the powers and authorities of the full Board of Directors in the management of the Company between regularly scheduled board meetings.

     The Finance Committee, whose members are William T. Comfort, Jr. (Committee Chairman), Barbara L. Bowles, Gary P. Coughlan, Robert H. Niehaus, Richard L. Sharp and Anne Marie Whittemore, consists of only non-employee directors. The Finance Committee meets periodically to review the financial strategy for the Company including balance sheet structure and overall capitalization and related matters.

     The Nominating Committee, whose members are Worley H. Clark, Jr. (Committee Chairman), William T. Comfort, Jr., Bruce C. Gottwald, Miles L. Marsh and Anne Marie Whittemore, met on one occasion during 1997. This committee recommends to the Board of Directors the candidates for election as directors of the Company. The Board of Directors also considers candidates recommended by shareholders entitled to vote for the election of directors who follow the procedures set forth under the section entitled "Proposals for 1999 Annual Meeting." Shareholder recommendations (including the nominee's name, biographical data and written consent to serve as a director if elected) should be submitted to the Nominating Committee of the Company.


Compensation of Directors

     During 1997, each director, other than Messrs. Marsh and Riordan, received an annual fee of $30,000 for serving as a director, plus reimbursement of expenses incurred in connection with attending meetings. In addition, each director, other than Messrs. Marsh and Riordan, received a fee of $2,000 for each Board meeting attended, $1,000 for each Committee meeting attended, and $600 for participating in each meeting held by telephone. Directors who are employees of the Company do not receive any additional compensation for membership on, or attending meetings of, the Board of Directors or its committees.

     Effective as of April 1996, the Company adopted the Director Stock Ownership Plan which automatically pays 50 percent of the retainer fee for non-employee directors in Common Stock ("automatic award") and also provides each non-employee director with a means of electing to receive the remaining 50 percent of the retainer fee in Common Stock ("elective award"). The automatic award will be the greater of (i) 250 shares of Common Stock or (ii) the number of shares of Common Stock at its fair market value on an award date that equals 50 percent of the retainer fees payable for the "annual service period" (as defined below). The elective award will be equal to the number of shares of Common Stock at its fair market value on an award date that equals the remaining 50 percent of the retainer fees payable for that annual service period. These shares of Common Stock are restricted until the end of the annual service period when they become vested, nonforfeitable and transferable. An annual service period is the period from the date of the annual shareholders meeting to the day preceding the next annual shareholders meeting. In addition, each director may elect to defer the receipt of Common Stock awarded under this plan beyond the vesting date. These deferred shares do not have voting rights until distributed and are recorded in a "deferred stock account" as hypothetical shares to be paid out as defined by such director's deferral election. When a director becomes entitled to payment of his deferred stock account, the Company will distribute the number of shares of Common Stock equal to the number of hypothetical shares credited to the director's deferred stock account. During 1997, all non-employee directors received 50 percent of the retainer fee in Common Stock, except for Mr. Coughlan who received 100 percent of the retainer fee in Common Stock.


Stock Option Plan for Outside Directors

     The Company adopted the Stock Option Plan for Outside Directors in June 1989 and amended and restated the plan as of April 11, 1991. The plan, which operates automatically according to its terms, provides for the grant of non-statutory options with terms of ten years to directors of the Company who are not full-time employees of the Company or a subsidiary ("Outside Director"). The Board of Directors is responsible for the plan's implementation but may not exercise any discretion concerning its administration. The plan provides for an initial grant of stock options of 3,000 shares of Common Stock to each person who first becomes a member of the Board of Directors as an Outside Director after June 8, 1989. The plan also provides for the grant of an option to purchase 1,000 shares of Common Stock as of each April 15th to each Outside Director who has been an Outside Director for at least nine months. All options under the plan are granted at exercise prices equal to the fair market value of the Common Stock on the date of grant and are exercisable immediately.



Retirement Plan for Outside Directors

     The Company adopted a Retirement Plan for Outside Directors effective as of December 16, 1993, and amended the plan on February 18, 1994. The plan provides benefits for Outside Directors who complete at least five years of eligible service. Eligible service is service as an Outside Director and includes service as a director of a predecessor company. An Outside Director who has met these requirements will receive an annual retirement benefit from the Company beginning on the later of (i) the date on which the Outside Director attains age 65 or (ii) the date on which the Outside Director ceases to be a director. The annual benefit equals the annual retainer in effect on the date the Outside Director ceases to be a director. The annual benefit will be paid for a period of years equal to the lesser of (i) the Outside Director's period of eligible service or (ii) ten years. An Outside Director may elect to have the retirement benefit paid as a joint and 50 percent survivor form of payment during such period. The plan is unfunded, and the Outside Directors are unsecured creditors of the Company.

Stock Ownership of Directors and Executive Officers

     The following table lists the number of shares of Common Stock beneficially owned by each director, certain executive officers, and all current directors and executive officers as a group as of February 23, 1998. No directors or executive officers held any shares of preferred stock of the Company as of that date.



                                                                                Number of Shares         Percent of
                                  Name                                     Beneficially Owned (1)(2)     Class (12)
-----------------------------------------------------------------------   ---------------------------   -----------
Directors(3):
 Barbara L. Bowles ....................................................                3,999                   *
 William T. Burgin ....................................................               62,078(4)                *
 James L. Burke .......................................................                6,000                   *
 Worley H. Clark, Jr. .................................................                9,469                   *
 William T. Comfort, Jr. ..............................................               13,128                   *
 Gary P. Coughlan .....................................................                6,777                   *
 William V. Daniel ....................................................               11,016(5)                *
 Bruce C. Gottwald ....................................................              111,001                   *
 Miles L. Marsh .......................................................              520,530(6)                *
 Robert H. Niehaus ....................................................                3,000                   *
 Robert M. O'Neil .....................................................               11,301                   *
 Michael T. Riordan ...................................................              696,579(7)                *
 Richard L. Sharp .....................................................                5,000                   *
 Frank V. Sica ........................................................                3,000                   *
 Anne Marie Whittemore ................................................                6,564                   *
Other Named Executive Officers:
 James K. Goodwin .....................................................              259,298(8)                *
 Ernst A. Haberli .....................................................              142,962(9)                *
 John F. Lundgren .....................................................              167,003(10)               *
 All directors and executive officers as a group (27 persons) .........            3,045,760(11)             1.4%

---------
     * Less than 1% of Class.

(1) Each person has sole voting and investment power over all of the shares listed, except as set forth below.

(2) The James River StockPlus Investment Plan (the "StockPlus Plan") and the Fort Howard Profit Sharing Retirement Plan (the "Fort Howard Plan") report plan information on a unitized basis rather than a per share basis. For purposes of calculating the number of shares beneficially owned for Mr. Marsh and the other named executive officers, an estimate of the number of shares held in the StockPlus Plan or the Fort Howard Plan has been calculated based on the closing stock price of $37.50 as of December 28, 1997.

(3) The number of shares for each of Messrs. Burgin, Comfort, Daniel, Gottwald and O'Neil includes 10,128 shares that may be acquired within 60 days through the exercise of stock options. Ms. Bowles', Dr. Burke's, Mr. Clark's, Mr. Coughlan's, Mr. Niehaus', Mr. Sharp's, Mr. Sica's and Ms. Whittemore's beneficial ownership includes 3,000, 3,000, 7,080, 4,000, 3,000, 4,000, 3,000, and 6,064 shares, respectively, that may be acquired within 60 days through the exercise of stock options. The number of shares for Ms. Bowles, Messrs. Coughlan, Gottwald and O'Neil also includes 499, 998, 499 and 499 shares, respectively, of restricted stock issued under the Director Stock Ownership Plan; shares deferred by directors under this plan do not have voting rights and are therefore excluded from the number of shares beneficially owned.

(4) Includes 3,000 shares held by his former spouse as custodian for their children as to which he disclaims any beneficial interest.

(5) Includes 84 shares held by his spouse for which voting and investment power is shared.

(6) Includes 216,667 shares that may be acquired within 60 days through the exercise of stock options, 248,224 shares of restricted stock for which he has voting rights and 1,217 shares held in the StockPlus Plan.

(7) Includes 438,969 shares that may be acquired within 60 days through the exercise of stock options, 150,000 shares of restricted stock for which he has voting rights and 2,287 shares held in the Fort Howard Plan.

(8) Includes 125,626 shares that may be acquired within 60 days through the exercise of stock options, 103,300 shares of restricted stock for which he has voting rights, 3,360 shares held in the StockPlus Plan and 100 shares held by his children for which voting and investment power is shared.

(9) Includes 29,167 shares that may be acquired within 60 days through the exercise of stock options, 91,700 shares of restricted stock for which he has voting rights and 1,056 shares held in the StockPlus Plan.

(10) Includes 46,747 shares that may be acquired within 60 days through the exercise of stock options, 95,700 shares of restricted stock for which he has voting rights and 6,192 shares held in the StockPlus Plan.

(11) Includes 1,231,674 shares that may be acquired within 60 days through the exercise of stock options, 1,230,719 shares of restricted stock with voting rights, 35,419 shares held in the StockPlus Plan, 3,612 shares held in the Fort Howard Plan and 5,210 shares held in trust or by spouse and children for which voting and investment power is shared.

(12) Any Common Stock not outstanding but which can be acquired through the exercise of stock options within 60 days by a shareholder named in the table is deemed outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such shareholder but is not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other shareholder.


                            PRINCIPAL SHAREHOLDERS

     The following table lists shareholders known by the Company to be the beneficial owners of more than five percent of the outstanding Common Stock as of the most recent practicable date, which is based on information derived from Schedules 13G filed by such beneficial owners with the Securities and Exchange Commission ("SEC").



                                                            Number of
                                                              Shares           Percent
     Title                 Name and Address                Beneficially          of
   of Class              of Beneficial Owner                  Owned           Class (3)
--------------   -----------------------------------   -------------------   ----------
Common Stock     FMR Corp.                              17,440,719(1)        8.4%
                 82 Devonshire Street
                 Boston, Massachusetts 02109

Common Stock     The Capital Group Companies, Inc.      11,982,440(2)        5.7%
                 333 South Hope Street
                 Los Angeles, California 90071

---------
(1) At December 31, 1997, FMR Corp. ("FMR") beneficially owned 17,440,719 shares of Common Stock which included 73,035 shares of Common Stock obtained through the assumed conversion of Series L Cumulative Convertible Exchangeable Preferred Stock. FMR had sole investment power for all 17,440,719 shares and sole power to vote or direct the vote of 3,096,793 shares. Beneficial ownership of substantially all of these shares arose through the investment advisory activities of Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR. Mr. Edward C. Johnson III, Chairman of FMR, FMR through its control of Fidelity, and the funds, each had sole investment power for substantially all of these shares, but neither Mr. Johnson nor FMR had the power to vote or direct the voting of the shares owned directly by the funds which power resides with the funds' Board of Trustees. In addition, members of Mr. Johnson's family may be deemed a controlling group with respect to FMR.

(2) At December 31, 1997, The Capital Group Companies, Inc. ("The Capital Group") beneficially owned 11,982,440 shares of Common Stock, which included 120,380 and 941,560 shares of Common Stock obtained through the assumed conversion of Series K Cumulative Convertible Exchangeable Preferred Stock and Series L Cumulative Convertible Exchangeable Preferred Stock, respectively. The Capital Group is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over these shares. The Capital Group, through its subsidiaries, had sole voting power for 2,130,660 shares, sole investment power for all 11,982,440 shares and disclaimed beneficial ownership of all shares.

(3) Common Stock and convertible Preferred Stock not outstanding which can be acquired through conversion privileges within 60 days by a shareholder named in the table is deemed outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such shareholder but is not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other shareholder.

                            EXECUTIVE COMPENSATION
                  -------------------------------------------
                          Summary Compensation Table

                                                                                          Long-Term Compensation
                                                                                         -------------------------
                                                                                                  Awards
                                                                                         -------------------------
                                                         Annual Compensation                            Securities
                                            ---------------------------------------------  Restricted   Underlying
           Name and                                                       Other Annual       Stock       Options/     All Other
      Principal Position           Year       Salary        Bonus       Compensation (1)  Award(s) (2)     SARs    Compensation (3)
----------------------------- ------------- --------- ---------------- ------------------------------- ----------- ----------------
                                               ($)           ($)               ($)            ($)          (#)            ($)
Miles L. Marsh                     1997      923,846     1,673,050            78,623       5,520,043           0         33,258
Chairman and                       1996      858,462       900,000           575,888       3,966,000     100,000         30,905
 Chief Executive Officer           1995      184,615       150,000                 0       1,606,250     250,000          6,858

Michael T. Riordan                 1997      607,692       825,000           384,754       6,457,500     250,000         31,991
President and                      1996(4)   458,654       467,500             1,676         490,000     171,875         32,029
 Chief Operating Officer           1995(4)   378,846       486,563             1,641               0     137,500         22,088

John F. Lundgren                   1997      362,077       537,192           111,535       2,289,276           0         12,975
President, European                1996      317,308       282,750           160,922       1,454,200      30,000         12,531
 Consumer Products                 1995      255,287        65,000           107,930         463,125      40,000          8,083

James K. Goodwin                   1997      409,692       463,858                 0       2,448,684           0         19,125
President, North American          1996      400,000       195,000                 0       1,586,400      30,000         18,071
 Consumer Products                 1995      371,154       175,155            46,802               0      50,800         10,451

Ernst A. Haberli                   1997      346,539       501,552            62,556       2,289,276           0         12,747
Executive Vice President and       1996      287,404       310,960(5)              0       1,697,000      50,000          5,511
 Chief Financial Officer           1995            0             0                 0               0           0              0

---------
(1) The amount disclosed herein for the fiscal years ended December 28, 1997, and December 29, 1996, for Mr. Marsh represents reimbursement of relocation costs. The amount disclosed herein for the fiscal year ended December 28, 1997, for Mr. Riordan represents reimbursement of relocation costs ($190,083), membership fees ($116,175) and tax payments ($78,496). The amount disclosed herein for the fiscal years ended December 31, 1996, and December 31, 1995, for Mr. Riordan represents reimbursement for tax payments. The amount disclosed herein for all years presented for Mr. Lundgren represents international assignment equalization payments. The amount disclosed herein for the fiscal year ended December 31, 1995, for Mr. Goodwin represents the tax reimbursement associated with distributions for annuity purchases made in 1995 pursuant to the Supplemental Benefit Plan, which is discussed herein under the heading "Pension Plan". The amount disclosed herein for the fiscal year ended December 28, 1997, for Mr. Haberli represents reimbursement for membership fees.

(2) The number and value ($37.50 per unit) as of December 28, 1997, of the restricted Common Stock holdings for the named executive officers were:
    Miles L. Marsh, 265,881 units, $9,970,538; Michael T. Riordan, 150,000 units, $5,625,000; John F. Lundgren, 107,424 units, $4,028,400; James K.
    Goodwin, 114,998 units, $4,312,425; and Ernst A. Haberli, 105,270 units, $3,947,625. These units are either restricted shares of Common Stock or hypothetical shares of Common Stock that are currently subject to vesting restrictions under the 1996 Stock Incentive Plan or the Deferred Stock Plan, respectively.

    Historically under the Deferred Stock Plan, the grantee's interest in the hypothetical shares of Common Stock became vested in equal annual increments over a period of time established for each grantee by the Compensation Committee; the vesting schedules established for the named executive officers ranged from two to eight years. In 1997, the Deferred Stock Plan was frozen and the vesting terms were accelerated so that all shares were fully vested. At the end of each fiscal year, dividends which would have accrued on such shares are credited to each grantee's account in the form of additional hypothetical shares. In 1996, Mr. Haberli received 15,000 units and in 1995, Mr. Marsh and Mr. Lundgren received 50,000 and 15,000 units, respectively, under this plan. Upon irrevocable election of the grantee at the time of the award, awards are paid either (i) as amounts become vested or (ii) in installments upon retirement or after age 65. Each of the named executive officers elected a pre-retirement payout for his grants.

    Under the 1996 Stock Incentive Plan, the grantee's interest in restricted shares of Common Stock becomes vested in annual vesting percentages, which vary by quartile, ranging from zero to 40 percent based upon the Company's Total Shareholder Return performance as ranked with its peer group companies defined herein under the heading "Performance Graph." These shares will vest after eight years, except in the case of Messrs. Marsh and Riordan, whose shares are forfeited after seven years if they have not vested prior to the term date. In August 1997, Messrs. Marsh, Riordan, Lundgren, Goodwin and Haberli received a grant of 128,224, 150,000, 51,700, 55,300, and 51,700 restricted shares of Common Stock, respectively, under the Company's 1996 Stock Incentive Plan. In July 1996, Messrs. Marsh, Lundgren, Goodwin and Haberli received a grant of 150,000, 55,000, 60,000, and 50,000 restricted shares of Common Stock, respectively, under the Company's 1996 Stock Incentive Plan.

(3) These amounts include Company contributions to the StockPlus Plan, the Fort Howard Plan (Mr. Riordan only) the Supplemental Deferral Plan and an enhanced life insurance plan. Company contributions allocated to the named executive officers for 1997 under the StockPlus Plan, the Fort Howard Plan (Mr. Riordan only) and the Supplemental Deferral Plan were: Miles L.
    Marsh, $5,700 and $27,558; Michael T. Riordan, $8,759 and $23,232; John F.
    Lundgren, $5,700 and $7,275; James K. Goodwin, $5,700 and $8,989; and
    Ernst A. Haberli, $5,589 and $7,158, respectively. The remainder of the amounts disclosed for 1997, if any, represents the Company contributions allocated to these individuals under an enhanced life insurance plan offered to certain officers as an alternative to the group universal life insurance plan.

(4) In August 1997, Fort Howard Corporation was merged into a wholly-owned subsidiary of James River Corporation of Virginia ("James River"). Effective with the merger, James River was renamed Fort James Corporation. Compensation information for Mr. Riordan for 1996 and 1995 represents his compensation at Fort Howard Corporation. The number of securities underlying options/SARs for 1996 and 1995 have been converted from Fort Howard common stock to Fort James Common Stock at the exchange rate of 1.375.

(5) Includes $83,125 for a signing bonus.

Employment Agreements
     As part of the merger transaction with Fort Howard Corporation (the "Merger"), and to ensure the continuing dedication of the service of its executives, the Company entered into certain employment agreements with those executive officers named in the Summary Compensation Table. Effective on August 13, 1997, the date the Merger became effective (the "Effective Date") these employment agreements replaced and superseded the executive's prior employment agreements. Each agreement provides the named executive officer with a base salary, a base bonus, participation in the Company's incentive, savings and retirement plans, practices, policies and programs, as well as eligibility in employee benefits plans, applicable generally to other peer executives of the Company. The employment agreements are effective for a three-year period and extend automatically for additional three-year periods unless notice to the contrary is given.

     Except for the employment agreement of Mr. Riordan, if an executive's employment is terminated other than for "cause," death or "disability," or if the executive terminates his employment for "good reason" or the Company fails to renew the employment agreement and the executive thereafter terminates his employment (a "Nonrenewal Termination"), the Company is obligated to pay the executive a lump sum cash payment. The payment shall be in an amount equal to the sum of (i) his accrued unpaid salary plus a prorated annual bonus based on the highest of his prior three years' annual bonuses (the "Minimum Bonus"), together with any previously deferred compensation and other nonqualified plan balances (collectively, "Accrued Obligations") not yet paid, plus (ii) three times (or two times in the event of a Nonrenewal Termination) the combined amount of the executive's then-annual base salary and Minimum Bonus. In addition, shares of Company restricted common stock granted under the Fort James 1996 Stock Incentive Plan (the "Restricted Stock") and any other unvested or unexercisable stock-based awards granted prior to the employment period ("Prior Stock Awards") would immediately vest and/or become exercisable. The executive also would receive a supplemental retirement/pension payment based on additional amounts he would have received under certain retirement plans had he remained employed for three additional years, or two additional years in the case of a Nonrenewal Termination, and the executive and his family would be entitled to continued coverage under the Company's benefit plans for a minimum of three years, or two years in the case of a Nonrenewal Termination.

     Upon termination of any executive's employment for "cause," or if an executive terminates without "good reason," he would be entitled to his then unpaid Accrued Obligations (excluding the prorated Minimum Bonus) and certain other benefits. Upon death or termination due to "disability", the executive (or his estate) would be entitled to any unpaid Accrued Obligations and certain other benefits, and the Restricted Stock and any Prior Stock Awards would vest and/or become exercisable. The employment agreements further provide that the executives will be made whole on an after-tax basis with respect to certain excise taxes, which may be imposed upon payments under the agreement.

     Mr. Riordan's employment agreement contains termination of employment provisions similar to those described above, except that Mr. Riordan's performance shares granted under the Fort James 1996 Stock Incentive Plan (the "Performance Shares") and options granted to him at the Effective Date (the "Commencement Options"), in addition to his Restricted Stock, would vest and/or become immediately exercisable upon termination of employment by the Company other than for "cause," or due to death or "disability" or if Mr. Riordan terminates for "good reason." In addition, Mr. Riordan's employment agreement provides he is entitled to terminate his employment for any reason during the first two years of his employment period, at which time he would receive the payments and benefits described above in connection with a termination for "good reason." In such event, however, the vesting and/or exercisability of his Restricted Stock, Performance Shares and Commencement Options would not be accelerated.

                     Option/SAR Grants in Last Fiscal Year


                                             Individual Grants                             Potential Realizable
                       -------------------------------------------------------------         Value at Assumed
                           Number of                                                        Annual Rates of Stock
                          Securities        % of Total                                        Price Appreciation
                          Underlying       Options/SARs                                      for Option Term (3)
                           Options/         Granted to       Exercise                  -------------------------------
                             SARs          Employees in       Price       Expiration
        Name            Granted (1)(2)      Fiscal Year     Per Share        Date           5%             10%
--------------------   ----------------   --------------   -----------   -----------   ------------   -------------
                              (#)                                                           ($)            ($)
Miles L. Marsh                    0                0               0             0              0               0
Michael T. Riordan          250,000             75.2%        $ 43.05       8/12/07      6,768,478      17,152,653
John F. Lundgren                  0                0               0             0              0               0
James K. Goodwin                  0                0               0             0              0               0
Ernst A. Haberli                  0                0               0             0              0               0

---------
(1) The option grants under the 1996 Stock Incentive Plan become exercisable in two equal cumulative annual amounts beginning one year after the grant date. The exercise price for each option is equal to the fair market value per share of the Common Stock on the grant date. The Company's stock option plans provide for the acceleration of the vesting of options in certain circumstances, including a merger, sale of assets or liquidation of the Company or the participant's retirement, permanent disability or death.
(2) The holders of options have the right to exchange previously owned mature shares of Common Stock (defined as owned for at least six months), valued at the current market price, to pay the exercise price of the options.
(3) These options are granted for a term of ten years and one day. The amounts disclosed are the result of calculations at five and ten percent assumed rates of appreciation permitted by the SEC; therefore, these amounts are not intended to forecast potential future appreciation of the Company's Common Stock price. The amounts disclosed are based on assumed rates of appreciation of the Company's Common Stock price over a ten-year period. A zero percent gain in stock price appreciation from the date of grant will result in zero dollars for the optionee.

            Aggregated Option/SAR Exercises in the Last Fiscal Year
                     and Fiscal Year End Option/SAR Values



                                                               Number of Securities              Value of Unexercised
                                                              Underlying Unexercised                 In-the-Money
                                                                   Options/SARs                      Options/SARs
                                                                  as of 12/28/97                  as of 12/28/97 (1)
                           Shares Acquired      Value     -------------------------------   ------------------------------
          Name               on Exercise       Realized    Exercisable     Unexercisable     Exercisable     Unexercisable
-----------------------   -----------------   ---------   -------------   ---------------   -------------   --------------
                                 (#)             ($)           (#)              (#)              ($)              ($)
Miles L. Marsh                       0               0       216,667          133,333         1,428,002         990,498
Michael T. Riordan(2)           11,000         483,000       548,086          250,000        12,151,208               0
John F. Lundgren(3)             29,300         249,940        50,659           28,333           401,651         231,765
James K. Goodwin                     0               0       125,626           31,933         1,878,391         356,058
Ernst A. Haberli                     0               0        29,167           20,833           350,755         244,496

---------
(1) The value of unexercised in-the-money Options/SARs as of December 28, 1997, is equal to the fair market value of Common Stock on that date ($37.50 per share) minus the exercise price.

(2) The value realized for Mr. Riordan related to Fort Howard stock equivalents exercised in accordance with plan provisions upon the consummation of the merger.

(3) The value realized for Mr. Lundgren related to the exercise of 29,300 Jamont N.V. book value based SAR's.

Pension Plan
     The Company provides a defined benefit pension plan for salaried employees other than (a) those employees who were eligible for participation in the Fort Howard Profit Sharing Retirement Plan (the "Fort Howard Plan") on August 13, 1997, and (b) employees hired after that date whose place of employment is a former Fort Howard Corporation facility. Effective January 1, 1997, the pension plan was amended to be noncontributory. Prior to 1997, employees participating in the pension plan contributed 1% of their pensionable earnings. Pensionable earnings include base salary, overtime compensation, bonuses and commissions. In 1998 pensionable earnings over $160,000 per year will not be taken into account for purposes of calculating pension plan benefits. The maximum annual benefit, which may be paid to any retiree from the pension plan, attributable to employer contributions in 1997 was $125,000 per year and is $130,000 per year in 1998.

     Annual benefits payable under the plan are currently equal to the product of the participant's years of service while participating in the plan, up to 35 years, multiplied by the sum of 1.05 percent of the participant's "Average Pay" (the average of a participant's highest five consecutive years of pensionable earnings) plus .65 percent of a participant's Average Pay in excess of covered compensation (the average of the taxable Social Security wage bases during a participant's work lifetime, up to 35 years). A participant will be vested in the portion of benefits attributable to Company contributions (i) after five years of service or (ii) if the participant had made contributions to the plan which remained in the plan until retirement.

     An alternative pension benefit formula may be used to calculate the pension benefit for service through December 31, 1988, for employees who participated in the plan prior to January 1, 1989. However, if the current formula provides a greater benefit at retirement for such service, that formula will apply.

     The Company also maintains the Supplemental Benefit Plan which provides eligible individuals with the difference between the benefits they actually accrue under the pension plan and the benefits they would have accrued under such plan but for the maximum benefit and compensation limitations imposed by law. The Supplemental Benefit Plan also provides eligible individuals with a benefit that approximates the additional benefit that would have been payable under the pension plan had the benefit formula in effect on December 31, 1988, continued in effect. The Supplemental Benefit Plan also provides an additional benefit for certain Company executives representing the benefit for the officer's service with a predecessor company, reduced by the total benefit payable to the officer from Fort James' pension plans and pension plans of such predecessor companies. Participants in the Supplemental Benefit Plan are general creditors of the Company. The supplemental benefits are to be paid by the Company as the benefits become payable. The Supplemental Benefit Plan provides that the accrued benefits under the plan may be distributed at the discretion of the Company.

     Messrs. Marsh and Riordan participate in a separate supplemental benefit plan based on a benefit formula of 50 percent of total compensation upon reaching age 55, offset by Social Security and qualified pension plan benefits at their earliest retirement age, which is currently estimated to be approximately $700,000 for Mr. Marsh at the seventh year of service and $500,000 for Mr. Riordan at the eighth year of service. This benefit will be reduced for service less than seven or eight years.

     The Company maintains a supplemental benefit trust for the exclusive purpose of providing supplemental benefits to all participants in the Supplemental Benefit Plan. The assets of the trust are subject to the claims of the Company's creditors in the event of bankruptcy or insolvency.

                 Approximate Annual Pension Benefit at Age 65


                                               Years of Service
 Final Average   ----------------------------------------------------------------------------
      Pay            10           15           20           25           30            35
--------------   ----------   ----------   ----------   ----------   ----------   -----------
$    200,000      $ 32,100     $ 48,150     $ 64,200     $ 80,250     $ 96,300     $112,350
     400,000        66,100       99,150      132,200      165,250      198,300      231,350
     600,000       100,100      150,150      200,200      250,250      300,300      350,350
     800,000       134,100      201,150      268,200      335,250      402,300      469,350
   1,000,000       168,100      252,150      336,200      420,250      504,300      588,350
   1,200,000       202,100      303,150      404,200      505,250      606,300      707,350
   1,400,000       236,100      354,150      472,200      590,250      708,300      826,350

     The pensionable earnings for each of the named executive officers are not materially different from the amounts disclosed as salary and bonus under annual compensation in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the named executive officers who participate in the pension plan are: Miles L. Marsh, 17 years; John F. Lundgren, 34 years; James K. Goodwin, 20 years; and Ernst A. Haberli, 18 years.

     The above table shows the approximate annual pension benefit which would be provided to salaried employees, under the benefit formula effective January 1, 1989, upon retirement at age 65 assuming that a single life annuity has been elected, except for Mr. Marsh and Mr. Riordan as described above. The amounts in the table are not subject to reduction for Social

Security or other offset amounts. The pension table includes benefits under the Supplemental Benefit Plan, some of which will be provided by annuities purchased in 1995.

     The Company also maintains the Fort Howard Plan for employees who were eligible to participate in that plan prior to August 13, 1997, and employees hired afterwards at a former Fort Howard Corporation facility. Participants in the Fort Howard Plan are not eligible to participate in the James River Corporation Retirement Plan for Salaried Employees. The Fort Howard Plan is a defined contribution plan under which Company contributions are allocated to employees' plan accounts pursuant to a formula based on several factors including the participant's service and the amount of a participant's contributions to the plan. In 1997, the Company contributed $8,759 to Mr. Riordan's Fort Howard Plan account. Total Company contributions to the Fort Howard Plan for all executive officers who participated in that plan were $34,428 in 1997.


                               PERFORMANCE GRAPH

     Fort James is subject to SEC rules which require all public companies to present a graph of total investment return in their annual proxy statement. The rules require a line graph which compares Fort James' five-year cumulative shareholder return on its Common Stock with the Standard & Poor's ("S&P") 500 Stock Index and either a published industry index or an index of peer companies selected by the Company. The Company selected a peer group comprised of the following companies: American Greetings Inc., Boise Cascade Corporation, Champion International Corporation, Chesapeake Corporation, The Clorox Company, Colgate-Palmolive Company, Georgia-Pacific Corporation, H.J. Heinz Company, International Paper Corporation, Jefferson Smurfit Corporation, Kimberly Clark Corporation, Mead Corporation, The Procter & Gamble Company, Sara Lee Corporation, and Westvaco Corporation. Fort Howard Corporation, which was included in the peer group last year, is not included in the peer group this year because it was merged with a wholly-owned subsidiary of James River Corporation of Virginia ("James River") on August 13, 1997. Effective with the merger, James River was renamed Fort James Corporation. Tambrands, Inc., which was included in the peer group last year, is not included in the peer group this year because it was merged into a wholly-owned subsidiary of The Procter & Gamble Company during 1997.

     The graph below presents a comparison of Fort James' performance with the S&P 500 Stock Index and the Peer Group, assuming investments of $100 were made on December 31, 1992, and that dividends were reinvested.

             Comparison of Five Year Cumulative Total Return Among
                  Fort James Corporation, S&P 500 Stock Index
                               And the Peer Group

                                    [GRAPH]

                                1992      1993      1994      1995      1996     1997
FORT JAMES                    $100.00    $107.24   $116.31   $141.66   $198.72  $233.25
S&P 500 STOCK INDEX           $100.00    $110.08   $111.53   $153.45   $188.68  $251.63
PEER GROUP                    $100.00    $103.10   $111.54   $141.90   $174.24  $242.94

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                 BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") oversees the design and approval of the Company's executive compensation programs and ensures that these programs are linked with the objective performance measures at the corporate, business unit and, in the case of the CEO, individual level. The Committee believes compensation should vary on the basis of performance, should be aligned to comparable peer groups, and should ultimately be driven by the short and long term interests of stockholders. The Committee reviewed and revised the executive compensation principles and strategies after the culmination of the merger between James River Corporation of Virginia and Fort Howard Corporation. These principles and strategies are as follows:


Principles

   o Executives will be rewarded for the achievement of financial and individual results against clearly defined goals and objectives.

   o As executives assume greater responsibilities, their total compensation packages will be subject to greater risk and, consequently, greater leverage.

   o Shareholder value creation must be an important link in the design of the executive compensation package.

   o The various components of the executive compensation package must attract, retain, and motivate key executives, and aid in maintaining an entrepreneurial spirit by members of the management team.


Strategies

   o Generally, base compensation will be aligned to median base compensation levels for positions of similar scope at comparable organizations.

   o Short-term incentives will be used to align variable cash with short-term business objectives. Variable cash awards will increase as business and individual results are above plan and decrease when business and individual results are below plan.

   o Equity instruments (stock options, performance shares, and restricted shares) will be used to align a significant portion of the executives' total compensation with the Company's long-term strategy of continued shareholder value creation.

     The executive compensation program consists of specific elements that, in the aggregate, are market comparative and, as outlined above, are aligned to short and long term business objectives. For 1997, the executive total compensation package consists of base compensation, management short-term cash incentives, stock options and performance shares and restricted shares. Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted in 1993, imposes a $1,000,000 limit on the amount of compensation that is deductible by the Company with respect to the Chief Executive Officer and each of the four named executive officers, unless specified plan design and administration parameters are met. Currently, the Company's stock option plan complies with section 162(m). The Compensation Committee is reviewing design alternatives for the management short-term cash incentive plan, and the consequences of these alternatives as they relate to executive and financial performance and corporate tax deductions.

     To determine the Company's comparative position on each of the specified compensation elements, the Company participates in and uses various published survey sources. Many of the companies participating in these published surveys are included in the S&P 500 Stock Index. Several of the surveyed companies are included in Fort James' peer group.


Base Compensation

     Base compensation is the base salary program that provides executives with annual salaries which are, on average, at the median of consumer products and forest paper industries' base salary information for jobs of similar scope and responsibility. The executive salaries are reviewed annually and are adjusted periodically when survey information shows that executive salaries have fallen below median salary information.

MANAGEMENT SHORT-TERM CASH INCENTIVES

James River Corporation of Virginia

     The 1997 Management Incentive Plan is the short-term cash incentive component of the former James River Corporation executive compensation program. This plan is designed to provide an added incentive to plan participants for aligning their decisions, efforts, and results to the Company's business objectives. Eligibility in the plan, as approved by the Compensation Committee, is determined by organizational salary grades and comparable market practices for positions with similar scope and responsibility. A target award percentage is assigned to each management level salary grade. Target awards under this plan range from 15 to 80 percent of base salary depending on a participant's salary grade level. Participants may earn awards up to a maximum of 200 percent of their target awards. The named executive officers, depending on organizational responsibilities, may earn awards based on Company performance that is determined within a matrix that includes the Company's earnings per share (EPS) and/or income from operations against plan for of each of the Company's five business units. Executives earned awards in 1997 as a result of meeting, and in some instances, exceeding pre-established financial and individual objectives.


Fort Howard Corporation

     The Fort Howard Management Incentive Plan is the short-term cash component of the former Fort Howard Corporation executive compensation program. This plan is designed to reinforce and reward participants for achieving exceptional performance against an established operating income goal. Executive awards will be higher or lower than Fort Howard's peer group, on a formulated basis, if performance against the pre-established operating income objective is above or below plan, respectively. Key employees, including executive officers, participate in the Management Incentive Plan. For 1997, each participant under the plan was assigned an annual incentive target award ranging from 21.5 to 90 percent of base salary. Target awards are determined based on a combination of comparative data for like positions in Fort Howard's peer group, position accountabilities, and internal equity. Executives may earn awards up to a maximum of 150 percent of their target awards. Also, awards under this plan, including the CEO's award, may be adjusted plus or minus 20 percent based on a subjective assessment of individual performance.

     Executives earned awards in 1997 as a result of the Company exceeding the pre-established operating income objectives. None of the executive awards were adjusted using the subjective assessment as the plan permits. This plan was terminated at the end of 1997.


STOCK OPTIONS

James River Corporation of Virginia

     Stock options granted under the 1996 James River Corporation of Virginia Stock Incentive Plan, now known as the Fort James Corporation 1996 Stock Incentive Plan, are used to align executive performance and compensation with Company performance and shareholder value. The following equity instruments may be granted under this plan subject to Compensation Committee approval: stock options, restricted stock, performance stock and incentive stock. By design, grants under this plan provide value to executives when shareholders benefit from stock price appreciation.

     Key employees, including the executive officers, are eligible to participate in this plan. Stock options are generally granted on a biennial basis, with terms of ten years, and generally vest in equal installments over a period of two years. Stock options usually may not be exercised unless the individual remains an employee of the Company for at least one year after the grant date. All stock options are approved by the Compensation Committee and granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The size of an individual stock option grant is determined by individual performance, salary grade and general industry survey data.

     Except for Mr. Riordan, stock options were not granted to executives during 1997. The last Company stock option grant was July 1, 1996.


Fort Howard Corporation

     The Fort Howard Corporation Stock Incentive Plan provides that stock options, stock appreciation rights, restricted stock, performance shares, stock equivalents, and dividend equivalents may be granted to key individuals who are in a position to contribute to the future success of Fort Howard Corporation. Equity grants are intended to reward executives for the continued creation of shareholder value.

     Stock options are typically granted on an annual basis and vest in equal installments over a five-year period from the grant date. All stock options are granted with an exercise price equal to the fair market value of the Fort Howard Common Stock on the date of grant. Individual stock option grants are determined by considering overall corporate performance, individual performance and general industry survey data. This plan was frozen as of the end of 1997 and no further awards will be granted under this plan.

     Stock options were not granted to employees during 1997.


Performance Stock

     Performance stock was granted under the Fort James Corporation 1996 Stock Incentive Plan. The intent of this plan is described in the previous section. Key employees, including the executive officers, are eligible to receive performance shares under this plan. Shares are granted approximately every four years, with terms of eight years. Shares granted under this plan will vest after eight years, except in the cases of Messrs. Marsh and Riordan, whose shares are forfeited after seven years if the shares have not vested prior to the grant term date. Dividend equivalents accrue on the granted shares and are paid out accordingly for the shares that vest at the end of each annual performance period.

     Share vesting may be accelerated if the Company's financial performance is in one of the top three quartiles of the Company's peer group. Annual vesting percentages, which vary by quartile, range from 0 to 40 percent. Company performance, for vesting purposes, is defined as Total Shareholder Return (TSR) quartile ranking against the TSR ranking of each peer group company.

     Executives received a performance stock grant on August 13, 1997.


Restricted Stock

     Restricted stock was granted under the Fort James Corporation 1996 Stock Incentive Plan. The intent of this plan is described in the Stock Option section above. Key employees, including the executive officers, are eligible to receive restricted shares under this plan. Restricted stock is not granted on a frequent or regular basis. Restricted stock granted under this plan vests in equal installments over a consecutive three year period from the grant date. Dividends are distributed on all shares, whether vested or unvested, at the same time shareholders receive dividends.

     Executives received a restricted stock grant on August 13, 1997.


MR. MARSH'S COMPENSATION

Base Compensation

     Mr. Marsh's annual base salary is $940,000. The Committee, having reviewed comparative salary information from published surveys representing consumer products, forest paper and general industry organizations believes Mr. Marsh's salary is comparable to other salaries of positions with similar scope and responsibility found in the consumer products and forest paper industries.


Management Short-term Cash Incentives

     Mr. Marsh received an incentive award of $1,673,050 under the 1996 Management Incentive Plan as a result of the Company having exceeded its pre-established EPS objectives for 1997 and the Committee's assessment of Mr. Marsh's performance.


Stock Options/Performance Shares

     The Committee granted Mr. Marsh 64,112 shares of performance stock and 64,112 shares of restricted stock on August 13, 1997. The vesting provisions of both grants are outlined above.

   Compensation Committee of the Board of Directors:

                           Robert M. O'Neil, (Chairman)
                           Barbara L. Bowles
                           William T. Burgin
                           Worley H. Clark, Jr.
                           William V. Daniel
                           Richard L. Sharp

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations require the Company's directors, certain officers and greater than ten percent shareholders to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. The Company undertakes to file such forms for its directors and officers pursuant to powers of attorney given to certain attorneys-in-fact. Such directors, officers and ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

     Based on its filing of such reports and on written representations from such officers, directors and ten percent shareholders, the Company believes that, during the fiscal year ended December 28, 1997, all applicable Section 16(a) filing requirements were met, except for three late filings. In January and February, 1998, Mr. Neihaus, Mr. Riordan, and Mr. Sica each filed an amended Form 3 to correct each of the initial Form 3's which had been filed on a timely basis.


                            INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. served as the Company's independent accountants during the Company's fiscal year ended December 28, 1997. Upon the recommendation of the Audit Committee, the Board of Directors has appointed Coopers & Lybrand L.L.P. to serve as the independent accountants of the Company for its fiscal year ending December 27, 1998. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting of Shareholders. He will have an opportunity to make a statement if he so desires and will be available to answer appropriate questions from shareholders.


                                 ANNUAL REPORT

     A copy of the Annual Report of the Company for the fiscal year ended December 28, 1997, is being mailed to you with this Notice and Proxy Statement. No part of the Annual Report shall be regarded as proxy soliciting material.


                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     The Company has no present knowledge of any other matters to be presented at the Annual Meeting of Shareholders. If any other matters should properly come before the meeting, and any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy with respect to any such other matter in accordance with their best judgment.


                       PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder desiring to make a proposal to be acted upon at the 1999 Annual Meeting of Shareholders must present such proposal to Clifford A. Cutchins, IV, the Corporate Secretary of the Company, whose address is P.O. Box 2218, Richmond, Virginia 23218, not later than November 16, 1998, in order for the proposal to be considered for inclusion in the Company's Proxy Statement. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

     The Company's Bylaws prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for director at the 1999 Annual Meeting of Shareholders, notice of nomination must be given to the Corporate Secretary of the Company not earlier than December 1, 1998, but before January 1, 1999. The notice must describe various matters regarding the nominee, including the name, address, and occupation and the number of shares of Common Stock held by such person. For a shareholder to bring other business before the 1999 Annual Meeting of Shareholders, notice must be given to the Corporate Secretary of the Company between December 1, 1998, and January 1, 1999, and must include a description of the proposed business, the reasons therefore, and other specified matters. However, if the shareholder wishes a proposal to be considered for inclusion in the Company's Proxy Statement, such proposal must be presented not later than November 16, 1998, as explained above. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Corporate Secretary.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY ANY SHAREHOLDER AFTER APRIL 15, 1998, FREE OF CHARGE, UPON WRITTEN REQUEST TO FORT JAMES CORPORATION, ATTENTION: INVESTOR RELATIONS, P.O. BOX 2218, RICHMOND, VIRGINIA 23218, OR BY CALLING (804) 343-4900.

PROXY

                             Fort James Corporation

                   Proxy Solicited by the Board of Directors
                  (See Appointment of Proxies on the Reverse)

              The Board of Directors recommends a vote FOR item 1.

1. Election of Directors.

       FOR  [ ]     WITHHELD  [ ]

   Nominees: Bowles, Burgin, Burke, Clark, Comfort, Coughlan, Daniel,
             Marsh, O'Neil, Riordan, Sharp and Whittemore

   FOR, except vote WITHHELD from the following nominees:

-------------------------------------------------------------------------------

In their discretion, the proxies appointed on the reverse are authorized to vote upon such other business as may properly come before the meeting.

Please see reverse for information on how unmarked proxy cards are voted.

-------------------------
       (Signature)

-------------------------     Date:  _______________________, 1998
       (Signature)

Please sign as name appears below, date and return this Proxy in the enclosed envelope. When signing as attorney, executor, trustee or other representative capacity, state full title.

                             Appointment of Proxies

By signing on the reverse, Clifford A. Cutchins, IV, Daniel J. Girvan and
Ernst A. Haberli are appointed as proxies (each with power to act alone and with power of substitution) and are authorized to represent and vote, as directed, all voting securities of Fort James Corporation held of record by such signer on February 23, 1998 upon all matters properly coming before the Annual Meeting of Shareholders to be held on April 23, 1998 and any adjournment thereof.

                          Voting Unmarked Proxy Cards

For participants in the Fort Howard Corporation Profit Sharing Retirement Plan and the Harmon Assoc. Corp. Profit Sharing Plan, proxy cards which are unmarked or unsigned will be voted by the Trustee in the same proportion as the shares held for other participants for which proper instructions have been received.

For all other shareholders, signed but unmarked proxy cards will be voted in accordance with the Board of Directors' recommendation.